SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
                            of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                                of the Securities
                              Exchange Act of 1934

                                           Commission File Number 33-13983


   Associated Planners Realty Growth Fund, A California Limited Partnership
             (Exact name of registrant as specified in its charter)

   5933 W. Century Blvd., 9th Floor, Los Angeles, CA 90045    (310) 670-0800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Limited Partnership Units
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                               or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)    [   ]  Rule 12h-3(b) (1) (ii)   [   ]
Rule 12g-4(a) (1) (ii)   [   ]  Rule 12h-3(b) (2) (i)    [   ]
Rule 12g-4(a) (2) (i)    [   ]  Rule 12h-3(b) (2) (ii)   [   ]
Rule 12g-4(a) (2) (ii)   [   ]  Rule 15d-6               [ X ]
Rule 12h-3(b) (1) (i)    [   ]

Approximate number of holders of record as of the certification or notice date: 180

     Pursuant to the requirements of the Securities Exchange Act of 1934 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 9, 1996  BY: Michael G. Clark, Vice President/Treasurer
                             West Coast Realty Advisors (co-General Partner)